Exhibit 99.1

MEDecision Reports First Quarter 2008 Financial Results

WAYNE, Pa., Apr 24, 2008 (BUSINESS WIRE) — MEDecision, Inc. (NASDAQ: MEDE), a leading provider of collaborative health care management solutions, today reported total revenues of $10.8 million for the first quarter of 2008, compared to $9.8 million for the same period last year, and a net loss of $2.5 million, or $0.15 per basic and diluted share, for the first quarter of 2008, compared to a net loss of $2.5 million, or $0.16 per basic and diluted share, for the same period last year.

Significant items during the first quarter included:

•      Total revenue was $10.8 million for the first quarter of 2008 compared to $9.8 million in the first quarter of 2007;

•      Gross margins were 50.9% in the first quarter of 2008, a decline from the 54.7% reported in the first quarter of 2007, reflecting the decline in gross margin for term licenses;

•      Total operating expense as a percent of revenue declined to 73.5% in the first quarter of 2008 from 80.7% in the first quarter of 2007, a decrease primarily attributable to declines in sales and marketing expenses as a percentage of revenue and general and administrative expenses as a percentage of revenue, partially offset by a modest increase in research and development expenses as a percentage of revenue; and

•      Introduced Alineo(TM) Clinical Programs and Alineo Care Management Analytics, new components of the recently released Alineo collaborative health care management platform.

“Now that we successfully launched Alineo and after spending most of last year developing this simple, smart, state-of-the-art solution, our focus as a company now turns to strengthening and streamlining certain key functions that will determine the future of our Alineo and Nexalign(TM) solutions and our ability to capitalize on the significant collaborative health care market opportunities,” said David St.Clair, Founder and Chief Executive Officer of MEDecision. “We still have work to do, but we are well on our way to improving our internal organization and fundamentally transforming how we approach clients, particularly after bringing in the seasoned professionals that we announced over the last couple of weeks.”

Total revenue for the quarter ended March 31, 2008 was $10.8 million, a 9.6% increase compared to $9.8 million for the quarter ended March 31, 2007. The revenue by category for quarter ended March 31, 2008 was as follows: Subscription, maintenance and transactions fees of $6.9 million; term license revenue of $0.3 million and professional services revenue of $3.6 million.

Gross margin for the first quarter 2008 was $5.5 million with gross margin as a percentage of revenue of 50.9%, compared to gross margin of $5.4 million with gross margin as a percentage of revenue of 54.7% in the first quarter of 2007.

Total operating expenses for the first quarter 2008 were $7.9 million, resulting in a loss from operations of $2.4 million, compared to $7.9 million in total operating expenses in the first quarter of 2007, resulting in a loss from operations of $2.5 million.

For the three months ended March 31, 2008, the company reported a net loss to common shareholders of $2.5 million, or $0.15 per basic and diluted share based on weighted average shares outstanding of 16.3 million shares. Net loss available to common shareholders for the three-month period ended March 31, 2007 was $2.5 million, or $0.16 per basic and diluted share based on 15.2 million weighted average shares outstanding.

Conference Call Information

MEDecision will also host a Web cast and conference call at 8:30 am ET on April 24, 2008 to discuss results for the first quarter of 2008 and the outlook for 2008. A live Web cast of the conference call will be available online from the investor relations page of MEDecision’s corporate Web site at www.MEDecision.com. The dial-in numbers are (877) 407-0784 for domestic callers and (201) 689-8560 for international callers.

After the live Web cast, the call will remain available on MEDecision’s Web site until May 8, 2008. In addition, a telephonic replay of the call will be available until May 1, 2008. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 281279.

About MEDecision

MEDecision offers collaborative health care management solutions that provide a simplified and smart way to manage the health of members and member populations which can improve the quality and affordability of care. Based on state-of-the-art technology, MEDecision’s solutions include Alineo(TM), a collaborative health care management platform for managing case, disease and utilization management and Nexalign(TM), a collaborative health care information exchange service. MEDecision believes that, in the aggregate, its health care payer customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statement

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements concerning the company’s term license deal pipeline and the company’s expectations regarding its subscriptions and transactions business, Collaborative Health Care Management solutions and Clinical Summaries. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the company’s completion of its quarter closing process and the completion of the year-end audit by the company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) on March 28, 2008. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. MEDE-E

MEDecision, Inc.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenue
Subscription, maintenance & transaction fees	$6,906	$5,711
Term licenses	249	1,567
Professional services	3,607	2,539
Total revenue	10,762	9,817

Costs of revenue
Subscription, maintenance & transaction fees	2,764	2,365
Term licenses	592	601
Professional services	1,927	1,478
Total cost of revenue	5,283	4,444

Gross margin
Subscription, maintenance & transaction fees	4,142	3,346
Term licenses	(343)	966
Professional services	1,680	1,061
Total gross margin	5,479	5,373

Operating expenses
Sales and marketing	1,939	2,241
Research and development	2,098	1,728
General and administrative	3,869	3,949
Total operating expenses	7,906	7,918

Loss from operations	(2,427)	(2,545)

Interest (expense) income, net	(82)	44

Loss available to common shareholders	$(2,509)	$(2,501)

Loss per share available to common shareholders, basic and diluted	$(0.15)	$(0.16)

Weighted average shares used to compute loss available to common shareholders per common share, basic and diluted	16,282,936	15,183,004

MEDecision, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,101	$9,857
Accounts receivable, net of allowance for doubtful accounts of $81 (unaudited) and $72, respectively	9,562	9,991
Prepaid expenses	1,444	1,572
Other current assets	100	225
Total current assets	17,207	21,645

Property and equipment
Computer equipment and software	10,642	10,328
Leasehold improvements	3,389	3,389
Office equipment and furniture	2,073	1,918
	16,104	15,635
Less: accumulated depreciation and amortization	(7,096)	(6,522)
Net property and equipment	9,008	9,113

Capitalized software, net of accumulated amortization of $8,528 (unaudited) and $8,054, respectively	7,492	7,475
Other non-current assets	997	995
Total assets	$34,704	$39,228

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of capital lease obligations	$1,974	$1,899
Notes payable and current portion of long-term note payable	448	587
Accounts payable	2,852	3,934
Accrued payroll and related costs	807	867
Other accrued expenses	1,058	1,338
Deferred license and maintenance revenue	8,324	8,554
Deferred professional services revenue	1,038	1,495
Total current liabilities	16,501	18,674

Long-term liabilities
Capital lease obligations	2,552	2,642
Note payable	435	472
Deferred rent	2,427	2,428
Deferred license and maintenance revenue	256	323
Total long-term liabilities	5,670	5,865

Commitments and contingencies

Stockholders’ equity
Common stock	106,662	106,309
Accumulated deficit	(94,129)	(91,620)
Total stockholders’ equity	12,533	14,689

Total liabilities and stockholders’ equity	$34,704	$39,228

MEDecision, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Cash flows from operating activities
Net loss	$(2,509)	$(2,501)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	745	666
Amortization of capitalized software	474	284
Stock-based compensation expense	323	212
Amortization of deferred financing cost	16	23
Provision for (recovery of) doubtful accounts	9	(4)
Loss on disposal of asset	1	—
Decrease (increase) in assets:
Accounts receivable	420	1,304
Prepaid expenses and other assets	214	(363)
(Decrease) increase in liabilities:
Accounts payable	(1,082)	(202)
Accrued payroll and related costs	(54)	(227)
Other accrued expenses	(280)	(122)
Deferred revenue	(755)	(156)
Net cash used in operating activities	(2,478)	(1,086)

Cash flows from investing activities
Capitalized software	(491)	(859)
Purchase of property and equipment	(146)	(281)
Net cash used in investing activities	(637)	(1,140)

Cash flows from financing activities
Proceeds from exercise of common stock options	48	260
Repurchase of common stock to satisfy tax obligations	(3)	—
Repayment of capital lease obligations	(510)	(448)
Repayment of insurance note payable	(89)	(103)
Repayment on equipment note payable	—	(25)
Repayment on maintenance notes payable	(87)	—
Net cash used in financing activities	(641)	(316)

Net decrease in cash and cash equivalents	(3,756)	(2,542)
Cash and cash equivalents, beginning of period	9,857	17,408
Cash and cash equivalents, end of period	$6,101	$14,866

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$133	$133

Supplemental disclosures of noncash investing and financing activities:
Property and equipment acquired under capital leases	$495	$—

CONTACTS:

MEDecision, Inc.

Carl Smith, 610-540-0202

Carl.Smith@MEDecision.com

or

FD Ashton Partners

Mike Russell, 617-897-1541

michael.russell@fdashtonpartners.com